Exhibit 99.1 NEWS RELEASE Contact: Lauren Dresnick, New Venture Communications Phone Number: 650-343-2735 Email: ldresnick@newventurecom.com

GLOBALSCAPE WINS "BEST PLACES TO WORK" AWARD FROM THE SAN ANTONIO BUSINESS JOURNAL

SAN ANTONIO, Texas-April 27, 2010-GlobalSCAPE, Inc. (NYSE Amex: GSB), a leading developer of secure information exchange solutions, today announced that it was chosen as one of the 2010 "Best Places to Work" by the San Antonio Business Journal.

The award honors companies with the best workplaces in the greater San Antonio area. There were 47 winners selected from more than 200 nominations. The winners were chosen based on the results of confidential online surveys completed by the companies' employees on a variety of attributes such as confidence in management, trust in co-workers, feeling valued, and overall job satisfaction.

"It is an honor to be recognized as one of the area's top places to work," said Jim Morris, president and CEO of GlobalSCAPE. "We have worked hard to create an environment that values people, and I think this award is a clear reflection of that commitment."

This award follows GlobalSCAPE's recent recognition in March when Network Products Guide, the industry's leading information technology research and advisory guide, named Enhanced File Transfer (EFT) Server™ a winner of the 2010 Product Innovation Awards for Managed File Transfer (MFT). In addition, GlobalSCAPE was named among the top 50 workplaces in San Antonio for 2009 by the San Antonio Express-News.

GlobalSCAPE's solutions, including industry-leading EFT Server™, Wide Area File Services (WAFS), and the CuteFTP® product family, allow organizations to intelligently and securely manage sensitive information in motion and at rest, across multiple locations and with customers and business partners. These solutions ensure the highest levels of compliance with government data security and privacy regulations, along with corporate security policies and mandates.

About GlobalSCAPE

GlobalSCAPE, Inc. (NYSE Amex: GSB), headquartered in San Antonio, TX, is a global provider of managed file transfer (MFT) and wide area file services (WAFS) solutions for securely exchanging critical information over the Internet, within an enterprise, and with business partners. Since the release of CuteFTP in 1996, GlobalSCAPE's solutions have continued to evolve to meet the business and technology needs of an increasingly interconnected global marketplace. For more information about GlobalSCAPE's products and services, visit www.globalscape.com or the Company's Secure Info Exchange blog.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "would," "exceed," "should," "anticipates," "believe," "steady," "dramatic," and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company's current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company's Annual Report on Form 10-K for the 2009 calendar year, filed with the Securities and Exchange Commission on March 30, 2010.